Contacts:
Kohl's Investor Relations: Wes McDonald, 262-703-1893
Media Relations: Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com

Kohl's Corporation Holds Annual Shareholder Meeting

Company announces preliminary results of six initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 11, 2016-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today held its annual shareholders meeting. Following are the preliminary results for the six initiatives voted upon by shareholders:

1.
Kohl's shareholders re-elected Peter Boneparth, Steven A. Burd, Dale E. Jones, Kevin Mansell, Jonas Prising, John E. Schlifske, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with an average vote of more than 97 percent of the votes cast.

2.	A proposal to ratify the appointment of Ernst & Young LLP as Kohl's independent registered public accounting firm received approximately 96 percent of the votes cast.

3.	A non-binding advisory vote to approve the compensation of Kohl's executive officers received approximately 89 percent of the votes cast.

4.	A proposal to re-approve the material terms of the performance goals under Kohl's Annual Incentive plan received approximately 98 percent of the votes cast.

5.	A proposal to re-approve the material terms of the performance goals under Kohl's 2010 Long-Term Compensation Plan received approximately 97 percent of the votes cast.

6.	A shareholder proposal seeking adoption of a policy regarding the recovery of unearned management bonuses received approximately 33 percent of the votes cast.
Kohl's 10-K, proxy and information about the company's 2015 financial performance are available at www.kohlscorporation.com.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised nearly $300 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares.  For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

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